Exhibit 21

SUBSIDIARIES OF THE COMPANY

Entity	Name of State/Country of Incorporation
VCO Incorporated	Delaware
VPDE Incorporated	Delaware
VPINT, Inc.	Delaware
ViroPharma Limited	United Kingdom
ViroPharma SPRL	Belgium
ViroPharma SAS	France